Exhibit 99.1

WESCORP SIGNS LETTER OF INTENT TO ACQUIRE AN ENGINEERING FIRM AND WATER-OIL REMEDIATION TECHNOLOGY

CALGARY, ALBERTA – (MARKET WIRE) 05.22.2007

Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that it has entered into a Letter of Intent (LOI) with a private Canadian corporation to acquire two operating business units. These organizations use proprietary technology to improve the management, environmental and economic performance of field operations for energy producers. The transaction is subject to due diligence, the usual and customary conditions, and entering into a definitive agreement.

In accordance with the terms of the LOI, Wescorp would purchase the business units providing full ownership of the technologies.

The engineering firm supplies process-driven solutions that substantially reduce direct and indirect operating costs. A typical solution involves a field reengineering process and can deliver 40 – 60 percent reduction in costs while providing better decision-making support. The firm currently is involved with projects in the deepwater Gulf of Mexico, Alberta, Canada, and Alaska.

The second business unit is involved in the remediation of water contaminated during the exploration and production of oil and gas. This technology was designed to remove residual oil found in water with a significant economic and environmental impact. During the water flood process that is common throughout the world as part of Enhanced Oil Recovery (EOR), approximately 0.5 – 3% residual oil remains in the water using current practices.

The addition of these business units will have immediate impact on Wescorp Energy's ability to enhance the economic performance and environmental impact of its clients.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an energy services and engineering company committed to commercializing new technologies intended to increase existing production while also increasing economically recoverable petroleum reserves. The company has the drilling, production, and process optimization expertise to deliver technology solutions to market in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD-OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

FOR FURTHER INFORMATION PLEASE CONTACT:

David Jones,
Investor Relations
Wescorp Energy Inc.
Toll Free: 1.877.247.1975
Direct: 1.705.845.0933
Email: djones@wescorpenergy.com